Exhibit 8.1

LOEB & LOEB LLP 10100 Santa Monica Blvd.
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May 8, 2022

Agrico Acquisition Corp. Boundary Hall, Cricket Square Grand Cayman, KY1-1102, Cayman Islands Attention: Brent de Jong
Re:    Registration Statement of Kalera Public Limited Company
Ladies and Gentlemen:
We have acted as United States counsel to Agrico Acquisition Corp., a Cayman Islands company (“Agrico”), in connection with the proposed business combination (the “Business Combination”) contemplated by a Business Combination Agreement, dated as of January 30, 2022 (as it may be amended from time to time, the “Business Combination Agreement”), which provides for a Business Combination between Agrico, Figgreen Limited., a private limited company incorporated in Ireland (which was subsequently registered as an Irish public company and was renamed Kalera Public Limited Company) (“Pubco”), Kalera Cayman Merger Sub, a Cayman Islands exempted company (“Cayman Merger Sub”), Kalera Luxembourg Merger Sub SARL, a Luxembourg limited liability company (société à responsabilité limitée) (“Lux Merger Sub” and, together with Cayman Merger Sub, the “Merger Subs”), and Kalera AS, a Norwegian private limited liability company. Pursuant to the Business Combination Agreement, Cayman Merger Sub will merge with and into Agrico, with Agrico surviving the merger as a wholly owned subsidiary of Pubco (the “First Merger”). At least one (1) business day following the First Merger and subject thereto, Lux Merger Sub will merge with and into Kalera (as defined in the joint proxy statement/prospectus accompanying the Registration Statement, defined below), with Kalera surviving (the “Second Merger”). Immediately following the Second Merger and the Kalera Capital Reduction, the Kalera Shareholders (except Pubco) will receive shares in the capital of Pubco and the holders of the Kalera Options will receive options in the capital of Pubco, in each case as consideration for the Kalera Shares and the Kalera Options being cancelled and ceasing to exist or being assumed (as applicable) upon completion of the Second Merger by way of a capital reduction pursuant to the Luxembourg Companies Act (the “Kalera Capital Reduction”). As a result of the transactions contemplated by the Business Combination Agreement, Kalera will be a wholly owned subsidiary of Pubco.
The Business Combination and certain other related transactions are described in the Registration Statement of Kalera Public Limited Company on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on April 21, 2022 (Registration Number 333-264422) as amended through the date hereof (the “Registration Statement”).
In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Agrico Acquisition Corp. May 8, 2022 Page 2
Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Certain Material U.S. Tax Consequences—Effects of the First Merger to U.S. Holders of Agrico Securities.”
This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.
Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position
Regards,
/s/ Loeb & Loeb LLP